UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                   Commission File Number:  33-75510-01; 1-12944

                              JPS AUTOMOTIVE, INC.
                          JPS AUTOMOTIVE PRODUCTS CORP.
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             (Exact name of registrant as specified in its charter)

            5755 New King Court, Troy, Michigan, 48098 (248) 824-2500
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     11 1/8% Senior Notes due June 15, 2001
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    |_|          Rule 12h-3(b)(1)(i)    |X|
            Rule 12g-4(a)(1)(ii)   |_|          Rule 12h-3(b)(1)(ii)   |_|
            Rule 12g-4(a)(2)(i)    |_|          Rule 12h-3(b)(2)(i)    |_|
            Rule 12g-4(a)(2)(ii)   |_|          Rule 12h-3(b)(2)(ii)   |_|
                                                Rule 15d-6             |_|

   Approximate number of holders of record as of the certification or notice date: NONE
      ----

   Pursuant to the  requirements  of the  Securities  Exchange Act of 1934,  JPS
Automotive, Inc. and JPS Automotive Products Corp. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons.

                                 JPS AUTOMOTIVE, INC.

Date:  March 30, 2001            By:  /S/ RONALD T. LINDSAY
                                      ------------------------------------------
                                      Name:  Ronald T. Lindsay
                                      Title: Senior Vice President and Secretary


                                 JPS AUTOMOTIVE PRODUCTS CORP.

Date:  March 30, 2001            By:  /S/ RONALD T. LINDSAY
                                      ------------------------------------------
                                      Name:  Ronald T. Lindsay
                                      Title: Senior Vice President and Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.